EXHIBIT 5

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David L. Hausrath Senior Vice President & General Counsel	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391 Tel: 859 815-4711, Fax: 859 815-5053

February 2, 2011

Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

Gentlemen:

As General Counsel of Ashland Inc. (“Ashland”), a Kentucky corporation, I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the 2011 Ashland Inc. Incentive Plan (the “Plan”); (ii) the corporate proceedings of Ashland taken in connection with the Plan and (iii) the registration statement on Form S-8 (the “Registration Statement”) to be filed by Ashland with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of the 2,000,000 shares of Ashland common stock, par value $0.01 per share (the “Common Stock”) under the Plan.

Based upon the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent, registered by a Registrar of Ashland and paid for and delivered in accordance with applicable law and the terms of the Plan, such shares of the Common Stock will, upon issuance and sale thereof, be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

Sincerely,

/s/ David L. Hausrath
David L. Hausrath